                                                                    Exhibit 10.2

                         STANDARD CONCESSION AGREEMENT
                                      FOR
                 LOCAL, SWITCHED, FIXED-LINE TELEPHONE SERVICE
    (BRAZILIAN TELECOMMUNICATIONS COMPANIES, WITH THE EXCEPTION OF EMBRATEL)

          The National Telecommunications Agency ANATEL (Agencia Nacional de Telecomunicacoes), hereinafter referred to as ANATEL, a Brazilian federal agency, responsible for granting concessions as provided in Federal Law No. 9,472 of July 16, 1997, the General Telecommunications Law GTL, represented herein by its President, Renato Navarro Guerreiro, [identification], and its Counsellor **** [identification], acting in accordance with Resolution No. **** of its Board of Directors, on the one hand, and [name and identification of the concessionaire], represented by its authorized representative, hereinafter referred to as the Concessionaire, hereby enter into this Concession Agreement as provided in Art. 207 of the above-mentioned General Telecommunications Law, which shall be governed by the legal provisions referred to above and the following provisions:

CHAPTER I   PURPOSE

          CLAUSE 1.1. The subject matter of this Agreement is the concession of public local Switched Fixed-line Telephone Service in the geographic area defined in clause 2.1, as provided in the General Concession Plan.

          SOLE PARAGRAPH This concession includes public Switched Fixed-line Telephone Service in border or frontier areas as provided by regulations issued by ANATEL as provided in the General Concession Plan.

          CLAUSE 1.2. Switched Fixed-line Telephone Service is the telecommunications service which, through the transmission of voice and other signals, is used for communications between fixed and determined points, using processes of telephony.

          CLAUSE 1.3. With the prior approval of ANATEL, the Concessionaire may establish and carry out useful or convenient activities related to providing the service which is the subject matter of this concession.

          SOLE PARAGRAPH Services and useful or convenient activities shall be considered to be related to the subject matter of this Concession if, in the view of ANATEL, they may be considered an inherent part of the platform for the service granted hereby, and not a new type of service, as provided by regulation.

          CLAUSE 1.4. The Concessionaire is entitled to establish, expand and operate the trunk lines, networks and switching centers required to implement the Concession and operate it as a business, as provided by regulation.

          CLAUSE 1.5. The provision of the service granted hereby may not be separated from the obligations to fulfill the universal service and quality objectives provided for in this Agreement.

          CLAUSE 1.6. The Concessionaire agrees to provide its subscribers, either directly or through third parties, with telephone directories, without charge, listing the subscribers of all the providers of Switched, Fixed-line Telephone Service in its concession area, in accordance with regulation.

          CLAUSE 1.7. The Concessionaire must provide to all applicants and customers the installations that are necessary for the supply of the service granted hereby, as provided by regulation.

          CLAUSE 1.8. The Concessionaire must provide free access to emergency services, as provided by regulation.

CHAPTER II  SERVICE AREA

          CLAUSE 2.1. The geographical area of the service which is the subject matter of this concession is the territory in Sector number *** set forth in Annex 2 to the General Concession Plan.

CHAPTER III  TERM OF THE AGREEMENT AND CONDITIONS FOR EXTENSIONS

          CLAUSE 3.1. This concession, which is granted without charge, shall expire on December 31, 2005, with a guaranteed one-time extension of twenty years, as provided in clauses 3.2, 3.3 and 3.4.

          CLAUSE 3.2. This concession shall be extended once, at the request of the Concessionaire, for 20 (twenty) years, in return for consideration, provided the Concessionaire complies with the terms set forth in this Agreement, and the new Agreement may include new conditions and establish new universal service and quality objectives, in light of the conditions prevailing at the time of the extension, and establish, in the case of universal service objectives, supplementary resources, as provided in Art. 81 of Law No. 9,472 of 1997.

          (S) 1   Thirty six (36) months before the expiration date provided in clause 3.1, ANATEL shall make available for public comment its proposals for new conditions and new quality and universal service objectives, which shall be submitted to the President of the Republic for approval by Decree, as provided in Art. 18, paragraph III of Law No. 9,472 of 1997.

          (S) 2   In order to obtain the extension provided for by this clause, the Concessionaire must indicate its interest the at least 30 (thirty) months before the expiration date provided in clause 3.1.

          CLAUSE 3.3. In order to extend this concession as provided in the preceding clause, the Concessionaire shall pay a fee every two years during the extension period corresponding to 2% (two percent) of its revenue for the year prior to the payment, net of income taxes and payroll taxes, derived from Switched Fixed-line Telephone Service.

          (S) 1   The amount referred to in the preceding paragraph shall be calculated on the basis of the net revenue generated through the execution of the service plans, both basic and supplemental, which are the subject matter of this concession.

          (S) 2   The percentage referred to in the first paragraph of this
clause shall always be calculated on the basis of revenue, net of income tax and payroll tax deductions, generated between January and December of the previous year as shown in the financial statements prepared in accordance with corporate law and basic accounting principles, approved by the management of the Concessionaire and audited by independent auditors, and payment shall be due on April 30 of the year following the year for which the fee was determined.

          (S) 3   The first fee payment shall be due on April 30, 2007,
calculated on the basis of net revenue from January 1 and December 31, 2006, and subsequent payments shall be due every 24 (twenty four) months, calculated on the basis of revenue from the preceding year.

          (S) 4   Late payment of the fee provided for in this clause shall be subject to a fine of 0.33% (zero point thirty three percent) per day, up to a maximum of 10% (ten percent), plus the SELIC reference rate for federal securities, to be levied upon the amount owed based on the number of days it is past due.

          CLAUSE 3.4. The extension of the duration of this Agreement shall entail the extension of the right to use those radio frequencies referred to in clause 4.1 which are required to continue providing the service which is the subject matter of this concession.

          SOLE PARAGRAPH The return of radio frequencies to ANATEL that are not required to continue providing services shall not change the amount of the extension fee as determined in clause 3.3.

CHAPTER IV  MANNER, FORM AND TERMS OF SERVICE

          CLAUSE 4.1. The use of radio frequencies to provide the service which is the subject matter of this concession shall be authorized by ANATEL, in exchange for payment and without exclusive rights, unless otherwise stated in the regulations, in accordance with the provisions of Articles 83 and 163 of Law No. 9,472 of 1997.

          (S) 1   The Concessionaire shall have the nonexclusive right to use the radio frequencies authorized prior to the signing of this Agreement, which shall not be contingent upon the payment of any fee, with the exception of audit fees, in accordance with the terms set forth in the respective station operation licenses.

          (S) 2   The right to use the radio frequencies referred to in this clause does not preclude the prerogative granted to ANATEL by Art. 161 of Law No. 9,472 of 1997.

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

          (S) 3   The use of new radio frequencies that may be required by the
Concessionaire shall be authorized in exchange for payment, in observance of the procedures defined by ANATEL for such authorizations.

          (S) 4   The use of the radio frequencies required under the terms of the preceding paragraph shall be authorized for the same amount of time as this Concession, and any extension of their use must be made in exchange for payment, independently of the fee payment referred to in clause 3.3 herein.

          CLAUSE 4.2. The Concessionaire agrees to provide the service which is the subject matter of the concession in such a way as to comply fully with the applicable universal service and continuity requirements inherent to the provision of a public service, in accordance with the criteria, formulas and parameters set forth in this Agreement.

          SOLE PARAGRAPH Failure to comply with the obligations pertaining to the universalization and continuity of service shall result in the application of the penalties provided for in this Agreement, entitle ANATEL to issue an intervention decree and, depending upon the circumstances and seriousness of the situation, or in the event that issuing an intervention decree is unsuitable, ineffective, unfairly benefits the Concessionaire or useless, lead to the forfeiture of the concession, as set forth in clause 26.4.

          CLAUSE 4.3. The Concessionaire shall operate the service which is the subject matter of the concession on its own behalf and at its own risk, under the system of full and fair competition established by Law No. 9,472 of 1997, and by the General Concession Plan, and shall be remunerated by the rates charged and any additional or incidental revenue it receives under the terms of this Agreement.

          SOLE PARAGRAPH The Concessionaire shall not be entitled to any type of exclusive right, nor shall it claim any rights as to the admission of new providers of the same service, whether in the public or private sector.

          CLAUSE 4.4. Throughout the duration of the concession, the Concessionaire agrees to maintain its commitments to quality, availability and supply of the service granted hereby, as stated in this Agreement, regardless of the competitive environment in the geographic area where it operates the service.

          CLAUSE 4.5. The Concessionaire agrees to conserve and maintain in perfect operating condition all of the goods, equipment and facilities used to provide the service granted hereby; to maintain and repair them; and to promote, when appropriate, their replacement when required, either due to wear and tear or to technological obsolescence; and to promote the repairs and modernizations required to provide and maintain proper service, as set forth in this Agreement.

CHAPTER V  RULES FOR THE ESTABLISHMENT, EXPANSION, MODIFICATION AND
           MODERNIZATION OF SERVICE

          CLAUSE 5.1. The expansion and modernization of the service granted hereby, while observing the goals and criteria set forth in this Agreement, are fundamental tenets of this concession.

          SOLE PARAGRAPH ANATEL may modify the objectives regarding the establishment, expansion and modernization of the service granted hereby, provided it respects the right of the Concessionaire to not be forced to sustain additional expenses which cannot be recovered through the revenue resulting from compliance with such objectives and through the efficient operation of the service.

          CLAUSE 5.2. Changes to the terms under which the service granted hereby is provided may only be decided by ANATEL, or with its prior express approval.

          CLAUSE 5.3. Modernization of the service granted hereby shall be sought by the continual introduction of equipment, processes and means capable of providing users with service compatible with the current technologies available in the market.

CHAPTER VI  CRITERIA AND INDICATORS OF QUALITY AND CONTINUOUS SERVICE

          CLAUSE 6.1. A fundamental tenet of this Concession is the provision of adequate quality service by the Concessionaire, meaning service which is satisfactory in terms of consistency, efficiency, security, contemporaneity, universal availability, courtesy and reasonable rates.

          (S) 1   Consistency is characterized by the continuous provision of the service granted hereby, in strict observance of the standards laid down by ANATEL.

          (S) 2   Efficiency is characterized by the application and
preservation of the parameters set forth in this Agreement, and by the service granted hereby provided to users within the timeframes provided for in this Agreement.

          (S) 3   Security is characterized by the confidentiality of data
regarding use of the service granted hereby by users, as well as the complete safeguarding of all information communicated within the ambit of providing such service, in accordance with Chapter XIV.

          (S) 4   Contemporaneity is characterized by the up-to-date nature of the equipment, facilities and techniques used to provide the service granted hereby, achieved by incorporating technological advances, which clearly benefit users, occurring during the term of the concession, in keeping with the provisions of this Agreement.

          (S) 5   Universal availability is characterized by the provision of the service granted hereby to each and every user without discrimination, whereby the Concessionaire

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

commits itself to provide the service to whomever requests it, at the location indicated by the latter, under the terms of this Agreement and as provided by regulation.

          (S) 6   Courtesy is characterized by respectful and immediate
assistance given to all users of the service granted hereby, as well as by full compliance with the obligation to inform and assist promptly and politely all those who, regardless of whether they are users, request information or arrangements, or make any other type of request, under the terms set forth in this Agreement.

          (S) 7   The principle of reasonable rates is characterized by the
Concessionaire's efforts to charge rates lower than the maximum rates determined by ANATEL.

          CLAUSE 6.2. The Concessionaire must comply with the parameters and indicators of the General Plan on Quality.

          SOLE PARAGRAPH The Concessionaire must annually release a chart demonstrating the objectives and parameters, established and realized, of the General Plan on Quality and the General Plan on Universal Service, notwithstanding the requirement to supply this data whenever ANATEL so requests.

          CLAUSE 6.3. The continuity of the service granted hereby, an essential element of the system under which it is provided, is characterized by the provision of service without interruption, while taking into account suspension of service due to default on the part of the user under the terms set forth in clause 8.3 of this Agreement and Art. 3, paragraph VII of Law No. 9,472 of 1997.

          SOLE PARAGRAPH Consistency shall not be considered to have been violated in the event the service granted hereby is interrupted because of an emergency situation, technical problems or circumstances involving the security of installations. The affected users are to be notified and, when appropriate, explanatory notification is to be given to ANATEL.

          CLAUSE 6.4. The Concessionaire may not, under any circumstances, interrupt the service granted hereby on the allegation that ANATEL or the federal government have not complied with any obligation, and the Concessionaire may not invoke any exception arising from breach of contract.

          CLAUSE 6.5. In addition to managing and monitoring quality indicators, ANATEL shall periodically evaluate the degree of customer satisfaction with the service granted hereby, and may release the following results concerning the Concessionaire:

          I Customer service, especially with regard to availability, promptness, politeness, speed and effectiveness in responding to requests and complaints;

          II  Rates charged and discounts offered;

          III  Technical quality of the service provided; and

          IV  Adequacy of the services offered in relation to users' needs.

CHAPTER VII  UNIVERSAL SERVICE OBJECTIVES

          CLAUSE 7.1. Universal service is an essential aspect of the system under which the service granted hereby is provided. It is characterized by the provision of uniform and nondiscriminatory assistance to all users, and by the Concessionaire's achievement of the objectives set forth in the General Plan on Universal Service, approved by Executive authority, under the terms of Article 18, paragraph III and Article 80 of Law No. 9,472 of 1997, and those of Annex 2 of this Agreement.

          CLAUSE 7.2. With the exception of clause 7.4 of this Agreement and in keeping with (S) 2, Art. 4, of the General Plan on Universal Service, approved by Decree No. 2,592 of May 15, 1998, the implementation of the universal service objectives provided for in this Agreement shall be financed exclusively through the operation of the service by the Concessionaire, which shall not be entitled to any compensation or subsidy.

          CLAUSE 7.3. The Concessionaire agrees to implement those universal service objectives which are not provided for in this Agreement, but which may be required by ANATEL, in compliance with the provisions of (S) 2, Art. 2 of the General Plan on Universal Service, approved by Decree No. 2,592 of May 15, 1998, and the following procedure shall be observed when defining compensation amounts and criteria:

          I ANATEL shall consult the Concessionaire regarding the total cost of implementing the planned additional objectives, the extent to which they cannot be amortized by operating revenue, and by which specific payments they are covered. The objectives to be achieved, the technologies selected, and the location and timeframe of implementation are to be specifically indicated;

          II Should the stated timeframe for consultation lapse without a response by the Concessionaire, ANATEL shall take the necessary steps in order to determine the charges and expenses involved in implementing the additional objectives, and estimate the corresponding revenue generated;

          III Should the Concessionaire issue a response following consultation, ANATEL shall determine whether the expenses and estimated revenue presented are adequate and reasonable, taking into account available technologies, the cost of materials and labor, the geographical, social and economic characteristics of the market demand to be met, market prices, and other variables it considers relevant;

          IV In the event ANATEL does not consider the proposed expenses and/or estimated revenue to be reasonable, it may, with justification, make the Concessionaire responsible for implementing the additional objectives, and determine the amount of compensation, in accordance with the provisions of Chapter XXX; and

          V Should ANATEL consider the amount of compensation to be adequate and reasonable, it shall confirm to the Concessionaire that the latter is charged with implementing such additional objectives, under the terms of the compensation proposal issued by the Concessionaire.

          (S) 1   Upon following the procedure set forth in this clause, should
ANATEL consider the implementation of the specific universal service objective by the Concessionaire to be unsuitable or unfeasible, it shall contract such undertaking out to another party, which it may do by granting specific and defined parts of the service, in accordance with the economic parameters derived from the procedures provided for in this clause.

          (S) 2   At the discretion of ANATEL, the procedure provided for in this clause may also be used to determine the amounts to be compensated utilizing the resources of the Fund for Universal Telecommunications Services, when it fulfills the objectives set forth in the General Plan on Universal Service, approved by Executive authority, under the terms of Article 18, paragraph III and Article 80 of Law No. 9,472 of 1997.

          (S) 3   The use of resources of the Fund for Universal
Telecommunications Services, pursuant to the preceding paragraph, excludes the utilization of the benefits provided for in (S) 2, Article 10 of the General Concession Plan, except in the case of compensation to ANATEL for amounts it has used from said Fund, in addition to the compensation owed.

          CLAUSE 7.4. The adoption of the procedures provided for in the preceding clause is the prerogative of ANATEL, which may adopt them at its discretion and in keeping with the best interests of the public, and the Concessionaire shall not have the right to choose how it prefers to implement the aforementioned universal service objectives.

CHAPTER VIII  RULES GOVERNING THE SUSPENSION OF SERVICE DUE TO NONCOMPLIANCE, OR
           AT THE REQUEST OF THE SUBSCRIBER

          CLAUSE 8.1. Subscribers of the service which is the subject matter of this concession may request, at any time, the disconnection of the line they make use of, and the Concessionaire must respond to their request within the timeframe to be established by ANATEL, which shall be no greater than 48 (forty eight) hours, unless postponed by the subscriber.

          SOLE PARAGRAPH The Concessionaire may not demand payment for the disconnection referred to above.

          CLAUSE 8.2. Subscribers in compliance with their contract with the Concessionaire, and who request the suspension of their service for more than 30 (thirty) and less than 120 (one hundred twenty) days, shall be guaranteed the reconnection of their lines at the same address, and may keep the same area code and number at the end of the requested suspension period, as provided by regulation.

          CLAUSE 8.3. The Concessionaire may only proceed to disconnect the line of a subscriber who is at least 30 (thirty) days in default of payment, such debt resulting directly from the use of the service granted hereby, and in compliance with the procedures set forth by regulation published by ANATEL and with the following criteria:

          I Subscribers must be allowed time to challenge the amounts claimed from them;

          II Subscribers in default shall be entitled to keep their access code for at least 60 (sixty) days following disconnection.

          (S) 1   The Concessionaire must give subscribers at least 15 (fifteen)
days' notice prior to disconnection.

          (S) 2   Failure to pay amounts outstanding that are not directly
related to the service which is the subject matter of this concession, in accordance with the sole paragraph of clause 10.6, shall not be cause for the cancellation of service provided for in this clause.

          CLAUSE 8.4 The Concessionaire shall also guarantee subscribers the right to block access temporarily or permanently to available conveniences or features, as well as to premium services, provided they so request, as provided by regulation.

          CLAUSE 8.5 In the event the default of the subscriber exclusively involves the nonpayment of services supplied by a provider of Switched, Fixed-line Telephone Service other than the service conceded herein, and which is billed jointly with the Concessionaire's services, the disconnection must follow the specific procedure laid down in regulation by ANATEL.

CHAPTER IX  NUMBERING PLAN

          CLAUSE 9.1. As provided by regulation, the Concessionaire agrees to obey the Numbering Regulations for Switched, Fixed-line Telephone Service published by ANATEL, and must guarantee subscribers portability of access codes within the timeframe defined in such Regulations.

          (S) 1 The Concessionaire shall assume all expenses required to conform to the Numbering Regulations referred to above.

          (S) 2 The expenses pertaining to the investments required in order to enable portability of access codes shall be shared by the Concessionaire and the other providers of telecommunications services, whether in the public or private sector.

          (S) 3 The expenses pertaining to the administration of the process of assigning and holding access codes pursuant to the Numbering Regulations shall be borne by the Concessionaire, under the terms of the Numbering Administration Regulations.

CHAPTER X  RATE AND PAYMENT STRUCTURE

          CLAUSE 10.1. The Concessionaire is required to offer all users the Basic Local Service Plan, as provided in Annex 3, which is an integral part of this Agreement.

          SOLE PARAGRAPH The Basic Local Service Plan shall be the sole plan for the entire area referred to in clause 2.1 and must state, under the terms set forth by ANATEL, maximum amounts for each item of the rate structure defined for the provision of Switched, Fixed-line Telephone Service. Said amounts shall be revised and adjusted, in accordance with applicable standards.

          CLAUSE 10.2. The Concessionaire may offer its subscribers Supplemental Local Service Plans with rate criteria different from those in the Basic Local Service Plan.

          (S) 1 Subscribers shall be guaranteed the right to switch between the various Local Service Plans offered by the Concessionaire, as provided by regulation.

          (S) 2 The Concessionaire is free to propose the rate structure for the Supplemental Local Service Plans, provided it complies with clause 10.1 of this Agreement.

          (S) 3 The Concessionaire is required to offer its Supplemental Local Service Plans, approved by ANATEL, to subscribers in a nondiscriminatory manner.

          (S) 4 Supplemental Local Service Plans must be authorized by ANATEL before being offered to the general public.

          (S) 5 ANATEL must decide whether to approve Supplemental Local Service Plans within 15 (fifteen) days of their having been submitted, and they shall be considered to have been approved if ANATEL makes no decision within this timeframe.

          CLAUSE 10.3. The Concessionaire may offer discounts on the rates for Local Service Plans provided it does so in an egalitarian and nondiscriminatory manner. The Concessionaire shall not reduce amounts subjectively and must observe the principles of fair competition.

          SOLE PARAGRAPH The Concessionaire agrees to give its users ample and prior notice of discounted rates for the service, and to communicate its notice of discounted rates to ANATEL within 7 (seven) days after the rate reduction takes effect.

          CLAUSE 10.4. The Concessionaire agrees to publicize the rates charged for the service which is the subject matter of the concession, in the manner required by ANATEL.

          CLAUSE 10.5. When new services, conveniences or features are introduced in relation to the service granted hereby, the Concessionaire shall submit its proposed rates to ANATEL for approval, without which no rate or price may be charged.

          CLAUSE 10.6. Billing documents issued by the Concessionaire must be presented in a detailed, clear, explanatory and self-evident manner, and must distinguish the type and quantity of each service provided to the subscriber, as provided by regulation.

          SOLE PARAGRAPH The Concessionaire may list the amounts owed by the subscriber within the billing document for premium services, as well as for other conveniences or features related to the service granted hereby, provided it does so in a clear and explicit manner.

          CLAUSE 10.7. The Concessionaire shall collect network usage fees from other providers of telecommunications services, in keeping with the standards published by ANATEL.

          CLAUSE 10.8 The Concessionaire shall offer a discount to those subscribers affected by any discontinuance of the service granted hereby, provided the subscriber was not the cause of discontinuance, and the discount shall be prorated for the period during which the interruption occurred, as provided by regulation.

CHAPTER XI  RATE ADJUSTMENTS

          CLAUSE 11.1. The rates listed in the Basic Local Service Plan Annex 3, may be adjusted by applying the formula below. This may be done no more than once every 12 (twelve) months, at the initiative of ANATEL or the Concessionaire, in keeping with the rules of economic legislation in force.


((}HAB/t/ + Sub/t/ + n/to/ x P/t/))} less than or equal to (Pounds)} (1-k) Ft ((}HAB/to/ + Sub/to/ + n/to/ x P/to/))
   -----                                                                         ------
 36                                                                            36

Let:

HAB/t/=PRes/to/ x HABRes/t/ + PNRes/to/ x HABNRes/t/+ PTrunk/to/ x HABTrunk/t/

HAB/to/= PRes/to/ x HABRes/to/ + PNRes/to/ x HABNRes/to/ + PTrunk/to/ x HABTrunk/to/

Sub/t/ = PRes/to/ x SubRes/t/ + PNRes/to/ x SubNRes/t/ + PTrunk/to/ x SubTrunk/t/

Sub/to/ = PRes/to/  x SubRes/to/ + PNRes/to/ x SubNRes/to/ + PTrunk/to/ x SubTrunk/to/

HABRes/t/ less than or equal to (Pounds)} HABRes/to/ x 1.09 x GPI-DA /t/
                                                              ----------
                                                              GPI-DA /to/

HABNRes/t/  less than or equal to (Pounds)} HABNRes/to/   x 1.09 x GPI-DA /t/
                                                                   ----------
                                                                   GPI-DA /to/

HABTrunk/t/ less than or equal to (Pounds)} HABTrunk/to/ x 1.09 x GPI-DA /t/
                                                                  ----------
                                                                  GPI-DA /to/

P/t/  less than or equal to (Pounds)} P/to/   x   1.09 x GPI-DA /t/
                                                         ----------
                                                         GPI-DA /to/

SubRes /t/ less than or equal to (Pounds)} SubRes /to/ x 1.09 x GPI-DA /t/
                                                                ----------
                                                                GPI-DA /to/

SubNRes /t/ less than or equal to (Pounds)} SubNRes /to/ x 1.09 x GPI-DA /t/
                                                                  ----------
                                                                  GPI-DA /to/

SubTrunk /t/ less than or equal to (Pounds)} SubTrunk /to/ x 1.09 x GPI-DA /t/
                                                                    ----------
                                                                    GPI-DA /to/
Where:

/t/ = proposed date of adjustment.

/to/ = date of the last adjustment or, in the case of the first adjustment, April 1, 1998.

HAB = mean value of the installation fee, net of taxes.

HABRes = value of the installation fee for residential lines, net of taxes.

HABNRes = value of the installation fee for non-residential lines, net of taxes.

HABTrunk = value of the installation fee for trunk lines, net of taxes.

P = value of a pulse.

PRes/to/ = percentage of residential Basic Local Service Plan subscribers of the total number of the Concessionaire's subscribers, since the last adjustment or, in the case of the first adjustment, since April 1, 1998.

PNRes/to/ = percentage of non-residential Basic Local Service Plan subscribers of the total number of the Concessionaire's subscribers since the last adjustment or, in the case of the first adjustment, since April 1, 1998.

PTrunk/to/ = percentage of trunk line subscribers of the Basic Local Service Plan of the total number of the Concessionaire's subscribers, since the last adjustment or, in the case of the first adjustment, since April 1, 1998.

Sub = mean Subscription value

SubRes = value of the Residential Subscription, net of taxes.

SubNRes = value of the Non-Residential Subscription, net of taxes.

SubTrunk/t/ = value of the Trunk Subscription, net of taxes.

n/to/ = mean number of pulses billed per subscription of the Basic Local Service Plan, considering the length of time since the last adjustment or, in the case of the first adjustment, between April 1998 and the month prior to the proposed date of the adjustment;
and

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

Ft =   GPI-DA/t/
       --------
       GPI-DA/to/

Where:

GPI-DA = General Price Index, Domestic Availability, issued by the Getulio Vargas Foundation, or its successor index.

k = transfer factor.

          (S) 1 The transfer factor shall be applied during the duration of the concession in the following manner:

          I  Until December 31, 2000 it shall be equal to 0 (zero); and

          II  From January 1, 2001 until December 31, 2005, it shall be equal to
          0.01 (zero point zero one).

          (S) 2 In the event the adjustment period includes different transfer factor values, a weighted average must be calculated thereof taking into account the months during which each transfer factor value occurred.

          (S) 3 In the event an adjustment takes place after more than twelve months have gone by, the formula including the transfer factor must be applied progressively, taking into account twelve-month periods, and then any remaining months.

          (S) 4 After 2005, new transfer factor values may be determined by ANATEL in the event this Agreement is extended, depending upon the conditions which exist at that time.

          CLAUSE 11.2. Network usage fees shall be adjusted by applying the following formulas:

24                                                                   24
SigmaA} (UF-LNj/t/x  Mj/to/) less than or equal to (Pounds)} (1-k) Ft  SigmaA}
(UF-LNj/to/ x Mj/to/)

Where:

UF-LNj usage fee for the local network during the "j" period.

Mj/to/ Number of minutes of use of the Concessionaire's local network during the "j" period by domestic and international long distance carriers, either since the last rate adjustment or, in the case of the first adjustment, since April 1, 1998.

/t/ = date of the proposed adjustment.

/to/ = date of the last adjustment or, in the case of the first adjustment, April
      1, 1998; and

/Ft/ =   GPI-DA/t/
         --------
         GPI-DA/to/

Where:

GPI-DA = General Price Index, Domestic Availability, issued by the Getulio Vargas Foundation, or its successor index.

k = transfer factor.

          (S) 1 The transfer factor shall be applied during the duration of the concession in the following manner:

          I  Until December 31, 2000 it shall be equal to 0 (zero);

          II  From January 1, 2001 until December 31, 2001, it shall be equal to
          0.05 (zero point zero five);

          III From January 1, 2002 until December 31, 2002, it shall be equal to 0.1 (zero point one);

          IV  From January 1, 2003 until December 31, 2003, it shall be equal to
          0.15 (zero point fifteen); and

          V  From January 1, 2004 until December 31, 2005, it shall be equal to
          0.2 (zero point two).

          (S) 2 In the event the adjustment period includes different transfer factor values, a weighted average must be calculated thereof taking into account the months during which each transfer factor value occurred.

          (S) 3 In the event an adjustment takes place after more than twelve months have gone by, the formula including the transfer factor must be applied progressively, taking into account twelve-month periods, and then any remaining months.

          (S) 4   After 2005, new transfer factor values may be determined by
ANATEL in the event this Agreement is extended, depending upon the conditions which exist at that time.

CHAPTER XII  SAFEGUARDING THE ECONOMIC WELLBEING OF THE CONCESSIONAIRE AND
             REVISION OF RATES

          CLAUSE 12.1. - Preserving a fair balance, under a fully competitive system, between the service provided by the Concessionaire and its remuneration is a basic tenet of this Agreement. It is forbidden for any party to unjustly enrich itself at the expense of any other party or the users of the service, under the terms set forth in this Chapter.

          (S) 1 The Concessionaire shall not be required to suffer any damages resulting from this Agreement, unless they result from any of the following factors:

          I From its negligence, ineptitude or oversight in operating the service granted hereby;

          II  From the normal risks of business activity;

          III From the inefficient management of its business, including the payment of operating and administrative expenses which are incompatible with the parameters demonstrated in the market; or

          IV From its failure to take advantage of existing opportunities in the market, including expanding, extending and increasing the service provided.

          (S) 2 The Concessionaire is prohibited from unjustly profiting from any economic gain not resulting directly from its operational efficiency, especially that which results from the issuance of new rules governing the service granted hereby.

          (S) 3 The Concessionaire is entitled to restructure its initial obligations and compensation scheme in the event that a force majeure or other disaster significantly affects the operation of the service granted hereby. However, the actions of private-sector service providers in such a situation shall serve as the standard of reasonable conduct.

          (S) 4 When evaluating the appropriateness of the restructuring addressed in the preceding paragraph, it shall be taken into account whether, among other factors, the Insurance Plan provided for in clause 23.1 covers the event which caused the initial economic situation to change.

          CLAUSE 12.2. The economic basis of the Agreement shall be re-established when it can be demonstrated that none of the factors listed in (S) 1 of the previous clause have occurred. This shall preferably be accomplished by the revision of rates, or through any other mechanism which, in the view of ANATEL, is capable of correcting the situation.

          (S) 1 The revision of rates precludes any other mechanism used to deter unjust enrichment by any party, which is displaced by the event to which the rate revision refers.

          (S) 2 A single, complete and final measure shall be taken in order to correct the event that gave rise to the distortion.

          CLAUSE 12.3. Independent of clause 12.1, revising the rates listed in the Basic Local Service Plan in favor of the Concessionaire or the users shall be called for, under the terms of Art. 108 of Law No. 9,472 of 1997, in the following specific situations:

          I Unilateral modification of this Agreement imposed by ANATEL, involving significant upward or downward variations in expenses or income, for instance, when the raising or lowering of rates is required in order to prevent any of the parties from making unjustified profits;

          II A change in tax law subsequent to the signing of this Agreement which involves an increase or reduction in the potential profitability of the Concessionaire;

          III Supervening events resulting from acts of governance or the Administration which demonstrably affect the expenses of the Concessionaire;

          IV Specific changes in legislation which have a direct impact upon the income of the Concessionaire in such a way as to affect the continuity or quality of the service provided;

          V Legislative changes which benefit the Concessionaire, including those which grant or cancel exemptions, reductions, discounts or any other tax or rate-related privileges, in keeping with the provisions of (S) 3, Art. 108 of Law No. 9,472 of 1997.

          (S) 1 When reviewing rates, any damage or profit losses sustained by the Concessionaire shall not be taken into account if they result from the free operation of the service granted hereby under competitive conditions, or from the inefficient management of its business.

          (S) 2 The revision scenario anticipated in paragraph II of this clause shall not be applicable in the event the change in the tax law involves the creation, elimination, increase or lowering of incidental taxes on the Concessionaire's income or profits, and not involving and administrative or operational tax.

          (S) 3 The rate revision scenarios anticipated by this clause shall not apply if the events leading to the revision are already covered by the Insurance Plan provided for in clause 23.1.

          (S) 4 The Concessionaire's contributions to the Fund for Universal Telecommunications Services and to the Fund for the Development of Telecommunications Technology shall not occasion the revision of rates.

          CLAUSE 12.4. Rate revisions shall not be applicable if the cause motivating the Concessionaire's request can be neutralized through the efficient operation of the service granted hereby, market expansion, or the generation of alternative or supplementary revenue in associated with the subject matter of this Agreement, in keeping with current competitive conditions.

          SOLE PARAGRAPH Reductions in revenue which result from discounts or rate reductions shall not occasion the revision of rates.

          CLAUSE 12.5. The rate revision procedure may be initiated at the request of the Concessionaire, or by a decision of ANATEL.

          (S) 1 In the event the revision procedure is initiated by the Concessionaire, the following requirements must be observed:

          I The request must be accompanied by a technical or expert report demonstrating the precise impact of the occurrence upon the determination of rates or the estimated revenue of the Concessionaire;

          II The request must be accompanied by all documents required to substantiate the claim;

          III The Concessionaire must explain its claim for rate revision, and report on the impact and possible rate-balancing alternatives;

          IV The Concessionaire shall bear all expenses for the research and studies needed to fully back its claim.

          (S) 2 Rate-revision procedures initiated by ANATEL must be communicated to the Concessionaire, allowing it time to respond, and shall be accompanied by copies of the reports and studies carried out in order define the circumstances occasioning the revision.

          (S) 3 The rate-revision procedure shall be concluded within 120 (one hundred twenty) days, unless it becomes necessary to extend it in order to conclude the proceedings.

          (S) 4 The request must be approved by ANATEL, and the Concessionaire must fully divulge the new maximum amounts of the revised rates, under the terms stated in this Agreement.

CHAPTER XIII  ALTERNATIVE, SUPPLEMENTARY AND ANCILLARY REVENUE

          CLAUSE 13.1. The Concessionaire may obtain other, alternative sources of revenue, provided this does not involve noncompliance with the standards set forth in the General Services Regulations and other standards published by ANATEL.

          (S) 1 With the exception of circumstances provided for in specific legislation, the concession or authorization of cable television service in the same area referred to in clause 2.1 shall not be granted by nor transferred from ANATEL to the Concessionaire, or its affiliates (an entity that the Concessionaire controls, or by which it is controlled) until such time as said prohibition is expressly revoked.

          (S) 2 The Concessionaire and its affiliates may not make the provision of the service granted herein contingent upon the consumption of any other service, nor may they offer advantages to users who benefit from services in addition to the service that is the subject matter of this Agreement, including those provided by third parties.

          CLAUSE 13.2. ANATEL may order the Concessionaire to offer users conveniences or features related to the subject matter of the concession, in which case the parties must adjust the unit prices of said services, taking into account market parameters and the right to fair compensation.

CHAPTER XIV  RIGHTS AND PRIVILEGES OF USERS AND OTHER SERVICE PROVIDERS

          CLAUSE 14.1. In accordance with the rules and guidelines set forth in this Agreement, users of the service granted by this concession are entitled to the following rights:

          I To access and use the service in accordance with the standards of quality, regularity and efficiency provided for by this Agreement, in its annexes and according to current standards;

          II The possibility of requesting the suspension or cancellation of the service provided by the Concessionaire;

          III To receive nondiscriminatory treatment with regard to the terms of access and use of the service;

          IV To obtain adequate information regarding the terms under which the service is provided and the rates charged;

          V The inviolability and secrecy of communications, respecting constitutional and legal provisions regarding the privacy of telecommunication;

          VI To arrange, without charge, for their access code not to be disclosed, by placing a request with the Concessionaire's customer service department;

          VII The non-suspension of service unless requested, except in the case of nonpayment of the debt resulting directly from its use, or noncompliance with the duties set forth in Art. 4 of Law No. 9,472 of 1997;

          VIII Prior notification of any and all changes to the terms of service that affect them directly or indirectly;

          IX Confidentiality of billing documents and the use of their personal information by the Concessionaire;

          X To receive an efficient and prompt response from the Concessionaire to their complaints, under the terms provided for in clause 15.7;

          XI To lodge claims or petitions against the Concessionaire with ANATEL and consumer rights organizations;

          XII To receive compensation for harm sustained due to the violation of their rights;

          XIII Compliance with the terms of the Subscription Agreement which they entered into for the service;

          XIV Freedom to choose their domestic and international long distance carrier;

          XV Respect for their right to portable access codes, in accordance with the provisions of the Numbering Regulations published by ANATEL;

          XVI Not to be required to consume services or acquire goods or equipment in which they have no interest, as well as not to be compelled to satisfy certain conditions in order to receive the service which is the subject matter of this concession, as provided by regulation; and

          XVII  Replacement of their access code as provided by regulation.

          (S) 1 The Concessionaire shall comply with the duty to safeguard the privacy inherent to telephone service and the confidentiality of data and information. Moreover, it shall employ the means and technology to guarantee users this right.

          (S) 2 Upon the order of judicial authorities, the Concessionaire shall make available the technological resources required to access private telecommunications, as provided by regulation.

          CLAUSE 14.2. In addition to the rights referred to in the preceding clause, other providers of telecommunications services shall be guaranteed the following rights:

          I To interconnect with the Concessionaire's network under nondiscriminatory business and operating conditions, under technically suitable conditions, and at equally-applied and fair prices which strictly consider the necessity of offering the service, in accordance with the regulations published by ANATEL;

          II To receive the service requested from the Concessionaire without any kind of discrimination, at market prices or prices negotiated between the parties, and at any discount which may apply owing to savings from bulk consumption, in accordance with regulation;

          III To obtain all information required to provide the service they themselves operate, including billing information, except as regards the Concessionaire's right to protect its trade secrets, as well as the rights of third parties.

          (S) 1 Conflicts between the Concessionaire and other service providers shall be resolved administratively by ANATEL, under the terms of regulations to be published by ANATEL.

          (S) 2 ANATEL shall always oversee the relations between the Concessionaire and the carriers using the service granted herein, in such a way as to discourage conduct that may involve unfair harm to any of the parties, or that undermines economic order and free competition. In these instances, once it has exercised its authority, it shall notify the Administrative Council of Economic Defense CADE of such conduct, in the manner provided for in Art. 19, paragraph XIX of Law No. 9,472 of 1997.

          CLAUSE 14.3. In accordance with regulation, all users shall be guaranteed the right to receive and use premium services, which must be provided in adequate technical condition, and at equally-applied and fair prices. The Concessionaire is prohibited from blocking or restricting the use of the service granted herein in any way.

          SOLE PARAGRAPH A premium service is understood to be any activity that enhances the service which is the subject matter of this concession, but should not be confused with new features related to access, storage, presentation, transfer or recovery of information.

CHAPTER XV  RIGHTS, PRIVILEGES  AND OBLIGATIONS OF THE CONCESSIONAIRE

          CLAUSE 15.1. In addition to the other obligations arising from this Agreement and inherent to the provision of the service granted hereby, it is the duty of the Concessionaire:

          I To provide the service granted hereby in strict compliance with the provisions of this Agreement, and to comply fully with the regulations published by ANATEL;

          II To install all equipment and facilities needed to provide the service which is the subject matter of the concession and ensure its continuity, contemporaneity, expansion and universality, following the specifications set forth in this Agreement;

          III To keep the telecommunications network in optimum operating condition, with quantities, configurations and locations which are proper and sufficient to provide suitable service;

          IV To provide the financial resources required to comply with the standards for universal service and continuity set forth in this Agreement, and to provide adequate service;

          V To provide ANATEL, in the manner and as often as provided by regulation, with reports and information of a technical, operational, business, accounting and financial nature, as well as to provide it with all requested data and elements regarding the service granted hereby;

          VI To maintain all public-use lines, whether permanent or temporary, in the manner prescribed in this Agreement;

          VII To submit to audits by ANATEL and allow its agents access to its company facilities as well as to its accounting records;

          VIII To keep separate accounting records for each department, as well as to keep an up-to-date inventory of the goods and components that make up the fixed assets of the company;

          IX To maintain a system for providing service and information to users, under the terms of clause 15.7;

          X To safeguard the assets involved in providing the service granted hereby;

          XI To submit to ANATEL for prior approval the draft as well as all changes, amendments or variations applicable to the Standard Agreement entered into with subscribers;

          XII To submit for prior approval from ANATEL the operating agreements or service, partnership or joint-venture agreements it wishes to sign with foreign entities;

          XIII To send for publication in the ANATEL library copies of the agreements and contracts pertaining to the provision of service to Brazilian and non-Brazilian providers of telecommunications services;

          XIV To divulge, directly or through third parties, the access numbers of its own subscribers and other subscribers to Switched, Fixed-line Telephone Service providers, whether in the public or private sector, in the concession area with the exception of those subscribers who specifically request that their personal information not be given out;

          XV To provide a list of its subscribers to whomever it wishes, at prices and within timeframes which are reasonable, and in a nondiscriminatory manner;

          XVI To rigorously respect the secrecy and confidentiality of telecommunications, in accordance with legal and contractual obligations;

          XVII To respect the privacy of subscribers as regards billing documents and all personal information pertaining to them;

          XVIII To comply, at its own expense and in accordance with the provisions of clause 7.2 of this Agreement, with all universal service objectives which are expressly stated herein;

          XIX To implement any projects for the expansion and universalization of service which may be ordered by ANATEL, in conformity with the established level of compensation, timeframe and terms of implementation, in accordance with the provisions of clause 7.3;

          XX To submit to ANATEL for prior approval any and all changes it wishes to make to its bylaws regarding company spin-offs, mergers, transformations and incorporations, as well as any transfer of control, or change in its capital stock;

          XXI To guarantee interconnection with its network to any other telecommunications service provider, in keeping with specific regulation and the standards of this Agreement;

          XXII To make its billing and collection services available to other providers of Switched, Fixed-line Telephone Services, and charge them fair and compatible prices under the terms of this Agreement and the regulations;

          XXIII To respect all the rights of other telecommunications service providers and refrain from any discriminatory conduct towards them or attempt to obstruct their activity;

          XXIV To use equipment with certification either issued or accepted by ANATEL, whenever required to do so by regulation;

          XXV To comply with the norms and technical standards in force in Brazil, refraining from any discriminatory practice with regard to goods and equipment manufactured therein;

          XXVI In the case of disasters, to make available to civil defense authorities and agents all requested facilities, systems and access thereto, with a view to providing them with support or protecting affected populations;

          XXVII To give priority to assisting the President of the Republic, his official representatives, his support team and staff, as well as to foreign heads of state making official visits or trips through Brazilian territory, for whom it shall make available the means required to communicate adequately, in keeping with the regulations published by ANATEL;

          XXVIII To pay the fee set by ANATEL in the event the duration of the concession is extended, under the terms of (S) 1, Art. 207 of Law No. 9,472 of 1997, and clause 3.3 of this Agreement;

          XXIX To pay all inspection and operating costs for its installations, as provided by regulation;

          XXX To publish annually, regardless of the legal system to which it is subject, the balance sheet and year-end financial statements, as set forth in the legislation in force and the regulations published by ANATEL;

          XXXI To comply with current Brazilian standards as regards the use of non-Brazilian labor, including in positions requiring advanced qualifications;

          XXXII To compensate users for damages which have in fact resulted from the failure to provide service which would have been expected in view of the continuity guidelines and universal service objectives provided for in this Agreement;

          XXXIII When entering into contracts for management services, including technical assistance, with non-Brazilian entities not to spend more than the following amounts, as a percentage of the annual revenue from Switched, Fixed-line Telephone Service:

          a) 1% (one percent) per year, until 12/31/2000;

          b) 0.5% (zero point five percent) per year, from 01/01/2001 until 12/31/2002; and

          c) 0.2% (zero point two percent) per year, as of 01/01/2003;

          XXXIV To comply with agreements between Brazil and other countries and international organizations, in the manner laid down by ANATEL; and

          XXXV To comply with the contracts entered into with TELEBRAS, the subject matter of which is the provision of services by the Research and Development Center CPqD or its successor.

          SOLE PARAGRAPH Decisions concerning paragraph XXXIII of this clause and involving service and technical assistance contracts between the Concessionaire and third parties with ties to the majority shareholders, must be made at extraordinary shareholder meetings, and the Concessionaire must state in its corporate bylaws, until 12/31/98, that preferred stock shall have voting rights in such decisions, without detriment to the provisions of (S) 1, Article 115 of Law No. 6,404, of December 15, 1976.

          CLAUSE 15.2. Without detriment to the other provisions set forth in this Agreement, and those privileges guaranteed by law, the Concessionaire has the following rights:

          I To operate the conceded service within the framework of its corporate strategy, and to define freely its investments, in accordance with the regulations published by ANATEL and the provisions of this Agreement

          II To appoint a representative to monitor the inspection activities of ANATEL;

          III To interrupt, according to the terms of Clause 8.3 of this Agreement, the service granted hereby, or not fulfill the service requests, of subscribers who fail to fulfill their contractual obligations towards the Concessionaire;

          IV- To request arbitration proceedings under the circumstances and in the manner prescribed by Chapter XXX of this Agreement;

          V To operate the service granted hereby under business conditions without being subject to changes involving unjustified enrichment of the government or users, under the terms provided for in Chapter XII;

          VI To request the revision of the rates applied to the conceded service, in the manner provided for in this Agreement;

          VII To request that ANATEL keep confidential the information it gathers during its inspection/audit activities, under the terms provided for in this Agreement;

          VIII To use equipment and infrastructure which do not belong to it when carrying out services, in accordance with clause 21.1 of this Agreement; and

          IX To contract with third parties to develop activities that are an inherent part of, incidental to or which supplement the service granted hereby, as well as to implement associated projects.

          CLAUSE 15.3. For as long as this Agreement is in force, the Concessionaire shall be solely liable, with regard to third parties, for the actions of its personnel, employees and contractors involved in the provision of Switched, Fixed-line Telephone Service, as well as for the use of equipment, installations and networks, and the government and ANATEL are held exempt from all claims and/or indemnities.

          CLAUSE 15.4. The Concessionaire may not obstruct works in the public interest, regardless of their nature, in the event it becomes necessary to remove installations or telephone networks in order to render feasible interventions promoted, either directly or indirectly, by any body or organization of the public Administration.

          CLAUSE 15.5. The Concessionaire must execute agreements directly with each Municipal government in the areas it operates the service granted hereby, as well as with other public service utilities, as regards the location of the poles and cross bars used to hang aerial lines and cables, and the underground conduits and pipes used to run cables under streets and public parks.

          (S) 1 The Concessionaire shall make arrangements with the holders of public or private property over or under which it has to run conduits or pipes, or install supports to hold said conduits and pipes, and shall obtain the corresponding consent or easements for such purposes.

          (S) 2 The Concessionaire must seek arrangements with the respective municipal authorities in order to maintain conditions required to overcome interference in the network required to provide the service granted hereby, including the felling and pruning of trees.

          CLAUSE 15.6. Under the terms of the provisions of Art. 73 of Law No. 9,472 of 1997, the Concessionaire may use poles, pipes, conduits and easements belonging to or controlled by other providers of telecommunications services or other public utilities.

          (S) 1 The use of the facilities referred to in the preceding paragraph must be carried out in a nondiscriminatory way, and at fair and reasonable prices.

          (S) 2 The Concessionaire must make the facilities it owns or controls, referred to in the first paragraph of this clause, available to the other providers of telecommunications services, classified by ANATEL as public utilities, and do so in accordance with the same conditions provided for in the preceding paragraph.

          (S) 3 In the event the Concessionaire does not reach an agreement with other service providers regarding the use of the facilities referred to in this clause, it shall be ANATEL's duty, either alone or together with other involved regulatory bodies, to define the conditions of said use.

          CLAUSE 15.7. During the entire duration of this concession, the Concessionaire shall maintain a user information and service center operating 24 (twenty-four) hours a day, capable of receiving and processing requests, complaints and claims from users, either in person or via any form of long distance communication.

          (S) 1 The Concessionaire must make available to all users the addresses and access codes of its information and service center, which are required to be listed in the Standard Contract entered into with service subscribers.

          (S) 2 The Concessionaire must make available and announce an easy-to-dial, toll-free number for users to make requests via telephone.

          (S) 3 All requests, claims or complaints made by users, by whatever means, must be assigned an order number, which shall be given to the concerned party so that he or she can be assisted.

          (S) 4 The user shall be informed, within the timeframe defined in the General Plan on Quality, of the measures taken in response to his or her request, claim or complaint.

          (S) 5 In the event that ANATEL notes that users are having difficulty obtaining access to the information and service center, it may order the Concessionaire to increase the availability of access, or risk being found guilty of not complying with the obligation provided for in this clause.

          CLAUSE 15.8 When hiring services and acquiring equipment and materials associated with the provision of the service which is the subject matter of this Agreement, the Concessionaire commits itself to field offers from independent suppliers, including those which are state-run, and to base its decisions, with regard to the various offers submitted, on the objective criteria of price, conditions of delivery and technical specifications set forth in the relevant regulations.

          (S) 1 In the event of equivalent offers, the Concessionaire agrees to use as the deciding criteria, the preference of services offered by companies located in Brazil, and equipment and materials produced in Brazil, particularly those produced using Brazilian technology. The issue of equivalent offers shall be automatically decided if, cumulatively:

          I The price in Brazil of the domestic product is lower than or equal to that of the imported product, tax included;

          II  The delivery schedule meets the Concessionaire's needs; and

          III The technical specifications established by relevant regulation are met and the product has certification that has either been issued or accepted by ANATEL, when applicable.

          (S) 2 Services are understood to mean those relating to research and development, planning, setting up and physically installing, operating, maintaining, supervising and performing evaluation tests of telecommunication systems.

          (S) 3 ANATEL shall formulate regulations governing the execution of the provisions in this clause, including applicable penalties.

CHAPTER XVI  OBLIGATIONS AND PREROGATIVES OF ANATEL

          CLAUSE 16.1. In addition to the prerogatives that are an inherent part of its function as a regulatory body, and other obligations under this Agreement, ANATEL shall be responsible for:

          I Overseeing and monitoring the provision of the service granted hereby and the safeguarding of revertible assets, ensuring compliance with the standards, specifications and instructions set forth in this Agreement and its annexes;

          II Carrying out site visits to inspect the adequacy of installations and equipment, and ordering any necessary rectifications, repairs, removals, reconstruction or replacements, at the expense of the Concessionaire;

          III  Continually regulating the execution of the conceded service;

          IV Intervening when necessary in the execution of the service granted hereby in order to ensure its regularity and faithful compliance with the Agreement and relevant legal standards;

          V Applying the penalties provided for by regulation of the service and specifically, by this Agreement;

          VI Reviewing the Supplemental Local Service Plans submitted by the Concessionaire;

          VII Authorizing the adjustment of rates and revising them, under the terms of, and in accordance with, the provisions of this Agreement;

          VIII Acting within the limits set forth in this Agreement to prevent the parties from unjustified enrichment, under the terms of this Agreement;

          IX Ensuring the high quality of the service granted hereby, accepting, processing and resolving complaints and claims from users, and informing them, within ninety days, of the measures taken to curb infringements upon their rights;

          X Declaring the termination of the Concession in the cases provided for in this Agreement;

          XI Guaranteeing interconnectivity, and settling any disputes which arise between the Concessionaire and other service providers;

          XII Ensuring compliance with the universal service objectives provided for in this Agreement, and with any objectives set forth in future Objectives Plans;

          XIII Continually overseeing the relations between the Concessionaire and other providers of telecommunications services, and settling any disputes arising among them;

          XIV Discouraging conduct by the Concessionaire that runs contrary to the system of free competition, in keeping with the legal authority of the Administrative Council of Economic Defense CADE;

          XV Submitting to the President of the Republic, at the request of the Concessionaire and through the intermediary of the Ministry of Communications, proposals for declarations of public interest, with a view to exercising eminent domain or implementing public easements over the property needed to establish or maintain the service which is the subject matter of this Agreement;

          XVI Auditing the service granted hereby under the terms set forth in this Agreement; and

          XVII Collecting fees for FISTEL and adopting the measures provided for in current legislation.

CHAPTER XVII  THE CONCESSIONAIRE

          CLAUSE 17.1. The Concessionaire is a company incorporated under Brazilian law, as a corporation (sociedade anonima), with the sole purpose of operating the service that is the subject matter of this concession, with the exception of those services provided for under the terms of (S) 3, Art. 207 of Law No. 9,472 of 1997.

          SOLE PARAGRAPH In the event that changes to the Concessionaire's bylaws are approved, the documents formalizing such changes shall be sent to ANATEL for filing, and shall be fully incorporated into this Agreement.

          CLAUSE 17.2. The Concessionaire and those entities which control it agree to maintain, for the entire duration of the concession and its extension, all of the service conditions and capabilities which existed at the time this Agreement entered into force.

          CLAUSE 17.3. The Concessionaire and those entities which control it agree to ensure the actual existence on Brazilian territory, during the concession period and the extension thereof, of centers for decision-making and the implementation of strategic, managerial and technical decisions involved in carrying out this Agreement, as well as to ensure this obligation is reflected in the make-up and decision-making processes of its governing bodies.

          SOLE PARAGRAPH The Concessionaire must include provisions in its bylaws, until December 31, 1998, which guarantee compliance with the provisions of the preceding paragraph.

CHAPTER XVIII  ASSIGNMENT OF THE CONCESSION AND CHANGE OF CONTROL OF THE
               CONCESSIONAIRE

          CLAUSE 18.1. Assignment of the concession, or the change of direct or indirect control over the Concessionaire, may only be authorized by ANATEL, in keeping with the General Concession Plan and Art. 202 of Law No. 9,472 of 1997, provided that:

          I The assignee fulfills all of the requirements established under the terms of Art. 200 of Law No. 9,472 of 1997; and

          II The assignment or change does not undermine competition, or threaten the execution of this Agreement or the general standards for the protection of economic order.

          SOLE PARAGRAPH Failure to comply with any provision of this clause shall result in the forfeiture of this concession.

          CLAUSE 18.2. The capital stock of the Concessionaire may be pledged freely, and such an assignment does not affect its control.

          SOLE PARAGRAPH If the pledging of stock results in the taxation of the assets of the Concessionaire, provisions must be made in the financing agreements in order to submit the creditors, in the event of foreclosure, to the rules set forth in this Chapter.

CHAPTER XIX  INSPECTION SYSTEM

          CLAUSE 19.1. - ANATEL shall carry out inspections of the service granted herein in order to ensure compliance with the prerequisites of universal service and continuity, which are an inherent part of the public service being provided. It shall also ensure fulfillment of the objectives and commitments set forth in this Agreement.

          (S) 1 The inspections to be performed by ANATEL shall involve inspecting and monitoring the Concessionaire's activities, equipment and facilities, which in turn requires complete access to all of the Concessionaire's or third parties' data and information.

          (S) 2 The information gathered during its inspection activities shall be published by its library, with the exception of information which, at the Concessionaire's request, is considered by ANATEL to be confidential in nature.

          (S) 3 Any information judged confidential in nature under the terms of the preceding paragraph shall only be used in proceedings related to this Agreement, and any requests for further dissemination of such information, whether broad or restricted, must be made to ANATEL, or whomever it has indicated.

          CLAUSE 19.2. The Concessionaire, through the intermediary of a named representative, may monitor any and all of ANATEL's inspection activities. It may not obstruct or prevent said inspection activities, at the risk of being subject to the penalties provided for in this Agreement.

CHAPTER XX  REPORTING OBLIGATIONS OF THE CONCESSIONAIRE

          CLAUSE 20.1. As provided by regulation, the Concessionaire must periodically send ANATEL statistical and status reports on all services provided, including, among other elements, figures on the expansion and scope of the telephone network. The Concessionaire must also report on the technological status of the equipment used.

CHAPTER XXI  CONCESSION-RELATED ASSETS

          CLAUSE 21.1. The assets related to this concession consist of all assets owned by the Concessionaire and required to provide the service conceded herein, especially those classified as such in Annex 1 Classification of Revertible Assets Used to Provide Local, Switched, Fixed-Point Telephone Service.

          (S) 1 Concession-related assets also include permits that have been granted for the use of the radio frequency spectrum and, where applicable, usage rights for orbital positions, in accordance with Articles 48 and 161 of Law No. 9,472 of 1997 and the provisions of clause 4.1 of this Agreement.

          (S) 2 With regard to concession-related assets, the Concessionaire must receive the prior and express consent of ANATEL for the direct use of equipment, infrastructure, software systems, or any other type of asset that is not its property, in order to provide the service conceded herein. ANATEL may exempt it from this requirement in the cases and circumstances provided for by regulation.

          (S) 3 If the continuity of service is at risk, or there is an impediment to the reversion of a concession-related asset, ANATEL may withhold authorization to use third-party assets, or require that the corresponding Agreement contain a clause stipulating that the owner agrees, in the event of termination of the concession, to uphold the Agreement and transfer to ANATEL the rights pertaining thereto.

CHAPTER XXII  THE SYSTEM OF REVERSION

          CLAUSE 22.1. In the event of the termination of the concession, all concession-related assets shall revert automatically to ANATEL, as indicated in Chapter XXI above, and the Concessionaire shall retain its right to the compensation provided for by law and this Agreement.

          SOLE PARAGRAPH Within 180 (one hundred eighty) days following the termination of the concession, an inventory shall be taken of the assets pertaining thereto, and an Asset Restitution and Reversion Statement shall be drawn up, with a detailed account of the condition of said assets. One or more representatives of the Concessionaire shall be authorized to monitor the foregoing.

          CLAUSE 22.2. The Concessionaire commits itself to remit revertible assets in a perfect state of operation, utilization and maintenance, except as regards normal wear and tear through usage.

          SOLE PARAGRAPH Revertible assets shall be transferred to ANATEL free of any charge or encumbrance, while taking into account the scenario stated in paragraph 2 of the following clause.

          CLAUSE 22.3. The reversion of assets, as addressed in Chapter XXI above, which occurs at the end of the contractual term, shall be carried out without compensation, except as provided for in this clause.

          (S) 1 The Concessionaire shall only be compensated if, upon the termination of the Concession, there exist partially-amortized assets, the acquisition of which had been previously authorized by ANATEL, or which were acquired prior to the signing of this Agreement, for the purpose of guaranteeing reliable, up-to-date service.

          (S) 2 In place of or in addition to the compensation provided for in the preceding paragraph, ANATEL may allow the assignment of assets that have been pledged as security for its own financing needs, and assume any financed portion which is still outstanding.

          CLAUSE 22.4. Upon termination of the Concession, ANATEL shall assess the assets referred to in clause 21.1, and may refuse the reversion of assets it considers dispensable to, or useless in the operation of the service granted hereby. The Concessionaire is guaranteed the right to contest the foregoing, including by way of reports or studies prepared and presented at its expense, demonstrating the need for reversion.

          SOLE PARAGRAPH In the event the Concessionaire disagrees with ANATEL's decision regarding the provisions of this clause, recourse to the dispute-resolution process provided for in this Agreement shall be allowed.

CHAPTER XXIII  INSURANCE PLAN

          CLAUSE 23.1. During the entire time the concession is in force, the Concessionaire must subscribe to the insurance policies listed below in order to ensure effective and comprehensive coverage of the inherent risks involved in carrying out all of the activities contemplated within this Agreement. The selected Insurance Company must be registered with insurance industry regulatory agencies, and its coverage capacity must be in keeping with the corporate purpose being insured:

          I Comprehensive insurance against material damage, covering the loss, destruction or damage of any and all assets associated with the concession. Said insurance must provide blanket coverage, in accordance with international standards;

          II Business interruption insurance which covers, at a minimum, variations in the Concessionaire's income resulting from accidents, or changes in the operating terms of the Agreement, which affect operating costs and which are not covered by insurance against material damage, provided that taking out this type of insurance is allowed by Brazilian standards and expressly authorized by the Brazilian Reinsurance Institute - IRB or an equivalent organization; and

          III Insurance covering the achievement of the quality and universal service requirements provided for in this Agreement (i.e., a performance bond, a letter of credit and the amount kept as a deposit) with a value corresponding to 10% of the estimated annual amount invested in order to achieve the objectives provided for in this Agreement.

          (S) 1 The Concessionaire must arrange to have its insurance policies include the requirement that the Insurer inform the Concessionaire and ANATEL, in writing and with at least 10 (ten) days' notice, of any information which may entail the complete or partial cancellation of the policies taken out, a reduction in coverage, an increase in deductibles, or a lowering of the values covered.

          (S) 2 Policies taken out in order to comply with the provisions of this clause may not contain obligations, restrictions or provisions which contradict the provisions of this Agreement or regulations, and must contain an express statement by the Insurer that it is completely familiar with this Agreement, specifically as regards the limits of the Concessionaire's rights.

          (S) 3 In the event the Concessionaire fails to comply with the requirement to keep the required insurance policies in effect, then ANATEL, notwithstanding its ability to order intervention in or the termination of this concession, may then take out said insurance and directly pay for the corresponding premiums, at the expense of the Concessionaire.

          (S) 4 Every year, by the end of the month of January, the Concessionaire must submit a certificate issued by the insurers, confirming that all the premiums due for the preceding year have been paid, and that the policies have taken full effect or been renewed.

          (S) 5 The policies referred to in this clause must comply with the following deadlines for presentation and activation:

          I The policy referred to in item I of the first paragraph of this clause must be presented within 90 (ninety) days as of the signing of this Agreement, and must take immediate effect;

          II The policy referred to in item II of the first paragraph of this clause must be presented by November 30, 1999, and take effect as of January 1, 2000; and

          III The policy referred to in item III of the first paragraph of this clause must be presented by November 30, 2000, and take effect as of January 1, 2001.

          (S) 6 ANATEL may change the coverage or the presentation deadlines for the policies referred to in this clause so as to adapt said requirements to the regulations published by the Private Insurance Commission - SUSEP, or to the terms established by the Brazilian Reinsurance Institute - IRB. It may also do so if standards are published which interfere with the contracting of the insurance referred to herein, or if the market is not ample or competitive enough to allow the insurance to be taken out at a reasonable cost.

CHAPTER XXIV - INTERCONNECTION

          CLAUSE 24.1. The Concessionaire is required to allow, facilitate, provide and implement the interconnection of other telecommunications service providers' networks with the network it operates, whether they are in the public or private sector, and whenever they so request. In so doing, it shall enforce and observe the regulations published by ANATEL pertaining thereto.

          CLAUSE 24.2. The network usage fees required as of the signing of this Agreement are those listed in Administrative Ruling No. 2,505 of December 20, 1996, issued by the Ministry of Communications, and may be updated and reviewed in keeping with the provisions of this Agreement as provided by regulation.

          CLAUSE 24.3. The Concessionaire shall enjoy the same rights, and observe the same terms of interconnection, as the ones applying to other service providers.

          SOLE PARAGRAPH The Concessionaire must maintain the elements of its network for interconnection at the most technically advanced level possible, in accordance with ANATEL regulations.

CHAPTER XXV - PENALTIES

          CLAUSE 25.1. In the execution of this Agreement, the Concessionaire shall be subject to the following penalties, notwithstanding other penalties provided for by regulation, which shall be applied by way of justified decisions by ANATEL, and the former shall be guaranteed the right to defend itself under the terms of the Internal Regulations.

          I For violations of the provisions of this Agreement resulting in non-fulfillment of universal service objectives, there shall be a fine of up to R$50,000,000.00 (fifty million Brazilian reais);

          II For acts or omissions contrary to the provisions set forth in this Agreement, and which cause harm to competitors in the telecommunications industry, there shall be a fine of up to R$50,000,000.00 (fifty million Brazilian reais);

          III For any violation of contractual provisions which results in the non-fulfillment of quality of service objectives or guidelines, there shall be a fine of up to R$40,000,000.00 (forty million Brazilian reais);

          IV For any other act or omission not covered by the preceding paragraphs, and which involves the violation of users' rights as set forth in this Agreement, or which causes them harm, there shall be a fine of up to R$30,000,000.00 (thirty million Brazilian reais);

          V  For any act or omission which violates the provisions of clause
          15.8 of this Agreement, involving the hiring of services and the acquisition of equipment and materials manufactured in Brazil, there shall be a fine of up to R$30,000,000.00 (thirty million Brazilian reais);

          VI For any act or omission which obstructs or hinders the inspection activities of ANATEL as provided for in this Agreement, there shall be a fine of up to R$20,000,000.00 (twenty million Brazilian reais);

          VII For any act, omission or negligence which threatens the security of the facilities, there shall be a fine of up to R$15,000,000.00 (fifteen million Brazilian reais);

          VIII For any act or omission which brings harm or poses a risk to concession-related assets or equipment, there shall be a fine of up to R$10,000,000.00 (ten million Brazilian reais); and

          IX For failure to comply with any express requirement in this Agreement, with the exception of the requirements stated in the preceding paragraphs, for which penalties have already been determined, there shall be a fine of up to R$10,000,000.00 (ten million Brazilian reais).

          (S) 1 The infraction specified in paragraph I of this clause shall be characterized by the failure of the Concessionaire to fulfill its obligations, within the timeframes set forth in this Agreement, with regard to the expansion and increased availability of the service granted hereby by supplying public telephones and assistance to localities, in keeping with the provisions of the General Plan on Universal Service and of Annex 2 Universal Service Objectives, included in this Agreement. When applying the penalty, the following factors shall be taken into consideration, in addition to the general principles laid forth in this Chapter:

          a) The difference between the objective defined in the Agreement and its degree of implementation;

          b) The possibility for the Concessionaire catch up on the implementation schedule, at its own expense;

          c) The harm done to the policy reflected in the General Plan on Universal Service;

          d) The harm done to the intended direct beneficiaries of the unfulfilled objectives; and

          e) Any attenuating circumstances of a technical or economic nature which may lessen the responsibility of the Concessionaire, although not exonerate it.

          (S) 2 The seriousness of the infraction indicated in paragraph II of this clause shall be defined solely on the basis of the general criteria indicated in clause 25.2, and shall be characterized by conduct of the Concessionaire which, directly or indirectly, could inflict harm upon its competitors in the industry, particularly:

          a) Obstructing or hindering the option to use another provider of the service or domestic and international long distance service.

          b) Refusing to provide interconnection to a provider of telecommunications services;

          c) Obstructing or hindering the activity of providers of premium services;

          d) Placing conditions upon the availability of the conceded service, or offering advantages to users in exchange for their acquiring services other than the service which is the subject matter of this Agreement;

          e) Supplying any telecommunications service that is not a purpose of the concession or authorized by ANATEL;

          f)  Failing to uphold quality standards regarding interconnection; and

          g) Delaying the supply of information vital to the activities of other service providers, especially involving user-related information.

          (S) 3 - The infraction specified in paragraph III of this clause shall either be characterized by repeatedly providing service which is below the quality parameters defined in the General Plan on Quality, or by demonstrably contravening the quality indicators listed in Chapter VI. In the first case, the following are considered particularly serious infractions:

          a) Failure to allocate the human and material resources required to maintain minimum quality standards in the operation and maintenance of the service granted hereby; and

          b) Negligence in modernizing the network which impacts the quality of service.

          (S) 4 The seriousness of the infraction indicated in paragraph IV of this clause shall be defined on the basis of the number of users affected and on the damage caused. It shall be characterized by the violation, whether directly or indirectly, through commission or omission, of an obligation stipulated in this Agreement, and which does not involve a violation of duties pertaining to universal service and quality, but rather a violation of the rights of users, particularly:

          a) Interruption of service for periods longer than allowed by the General Plan on Quality, except under the circumstances indicated in the sole paragraph of clause 6.3;

          b)  Refusal to provide the conceded service to any interested party;

          c)  Failure to fulfill the duty of providing information to users;

          d) Breach of the secrecy of telecommunications, outside of legally-mandated circumstances, even in the case of breaches committed by third parties using facilities over which the Concessionaire has responsibility;

          e) Failure to fulfill the duty of supplying telephone directories without charge;

          f) Failure to maintain a user information and service center as stipulated in this Agreement;

          g) Charging rates or prices which are against the rules stipulated in this Agreement and as provided by regulation; and

          h)  Restricting the right to freely choose among service plans.

          (S) 5 The penalty provided for by paragraph V of this clause shall be characterized by a verifiable violation of the obligation indicated in clause 15.8, and its seriousness shall be determined in accordance with regulatory provisions.

          (S) 6   The seriousness of the infraction indicated in paragraph VI of this clause shall be defined on the basis of the significance of the inspection activity obstructed, and shall be characterized by a violation committed by the Concessionaire or its employees, whether directly or indirectly, through commission or omission, which impedes or hinders the inspection activities carried out by ANATEL, by its employees, or even by users, particularly:

          a) The refusal of the Concessionaire to comply with requests for information made by ANATEL regarding the conceded service or the assets allocated to it;

          b)  Hindering the actions of ANATEL's inspectors;

          c) Failure to fulfill the publicity obligations provided for in this Agreement, or as provided by the regulation; and

          d) Failure to send, or to send in a timely manner, information, data, reports or documents which, as determined by regulation or this Agreement, should have been conveyed to ANATEL.

          (S) 7   The seriousness of the infraction indicated in paragraph VII of this clause shall be defined on the basis of the degree of risk posed, and shall be characterized by conduct of the Concessionaire which runs counter to the rules set forth in this Agreement and as provided by regulation, violates norms and standards of technical safety, or which poses a risk to the facilities allocated to the conceded service, particularly:

          a) The use of equipment not certified by ANATEL to provide the service, when such certification is required;

          b) Failure to allocate the human and material resources required to maintain minimum safety standards in the operation and maintenance of the service; and

          c) Failure to take the precautions recommended for the service conceded herein.

          (S) 8 The seriousness of the infraction indicated in paragraph VIII of this clause shall be defined on the basis of the significance, the economic importance and the indispensability of the assets involved, and shall be characterized by conduct of the Concessionaire which runs counter to the provisions of this Agreement or the regulations, and which could pose a risk to assets or equipment associated with this concession, or make their reversion difficult, particularly:

          a) Failure to keep inventory and records of the assets referred to in clause 21.1;

          b) The direct use of the assets of third parties in providing the service, without prior authorization from ANATEL, or without a regulatory dispensation; and

          c) Negligence in maintaining revertible assets, as provided by regulation.

          (S) 9 The penalty provided for in paragraph IX of this clause shall be called for in the case of a demonstrable violation of a contractual obligation which is not included among the preceding paragraphs, particularly the violation indicated in paragraph XXXI of clause 15.1.

          (S) 10 The penalty provided for in paragraph II above is of a contractual nature and shall be applied by ANATEL regardless of any measures taken by the Administrative Council of Economic Defense - CADE.

          (S) 11 Failure to pay any fine which has been determined under the provisions in this clause, and within the timeframe determined by ANATEL, shall constitute a serious violation, and shall occasion intervention in the affairs of the Concessionaire, under the terms set forth in Chapter XXVIII. It shall also entail payment of a late fee of 0.33% (zero point thirty-three percent) per day, up to a maximum of 10% (ten percent), plus the SELIC reference rate for federal securities, to be levied upon the amount owed on the basis of the number of days it is past due.

          CLAUSE 25.2. When applying the contractual fines provided for in this Chapter, the rules stated in Title VI, Book III of Law No. 9,472 of 1997, and those provided by regulation, shall be observed.

          (S) 1 When defining the seriousness of penalties and determining fines, ANATEL shall take the following factors into account:

          I Whether the severity of the punishment is in proportion to the seriousness of the violation, while also taking into account the number of users affected;

          II The damage inflicted upon the service and users as a result of the infraction;

          III Any advantage which the Concessionaire has reaped as a result of the infraction;

          IV The market share of the Concessionaire in its geographical service area;

          V The economic and financial situation of the Concessionaire, especially its potential to generate revenue, and its assets;

          VI  The Concessionaire's past record;

          VII Whether the violation is a repeat offense, that being a repeat of a violation of the same nature after having received notification previously; and

          VIII Whether the infraction involved aggravating or attenuating circumstances.

          (S) 2 Regardless of the specific ranking criteria provided for in each paragraph of the preceding clause, and others provided for by regulation, penalties shall be ranked using the following scale:

          I The infraction shall be considered minor if it results from unintentional or excusable conduct of the Concessionaire, and from which it does not benefit;

          II The infraction shall be considered moderately serious if it results from inexcusable conduct, but which does not provide the Concessionaire with any benefit or gain, or affect a significant number of users; and

          III The infractions shall be considered serious if ANATEL finds evidence that:

          a)  The Concessionaire has acted in bad faith;

          b) The infraction has resulted in a direct or indirect benefit for the Concessionaire;

          c)  The Concessionaire's infraction is a repeat offense;

          d)  A significant number of users were affected; and

          e) There were circumstances of the kind anticipated in (S) 10 of the preceding clause.

          (S) 3 At ANATEL's discretion, in the case of first-time occurrences of infractions classified as minor, it may apply the disciplinary measure of issuing a warning to the Concessionaire, which shall be formally notified of the sanction, regardless of the publication of the ruling in the Official Journal.

          (S) 4 When applying the disciplinary measures provided for in this Chapter, the Disciplinary Proceedings provided for in the Internal Regulations of ANATEL shall be observed.

          (S) 5 In the case of the infractions provided for in paragraph IV of clause 25.1, ANATEL may reduce the amount the Concessionaire would pay in fines from the amount to be paid as compensation to the affected users, and the compensation criteria, the payment schedule and the maximum amount of the abatement shall be stated within the sentencing document.

          (S) 6 The measure provided for in the preceding paragraph may only be adopted if it can be proved that respecting the rights or demands of users shall not exonerate the Concessionaire from its liability for other civil damages owed.

          CLAUSE 25.3. The fines provided for in this clause shall be applied notwithstanding scenarios involving intervention or declaration of forfeiture, as provided for in this Agreement.

          SOLE PARAGRAPH In the event of complete or partial failure to carry out an adjustment, or unjustified delays of over 120 (one hundred twenty) days in complying with the objectives set forth in this Agreement, the Concessionaire shall be subject to a declaration of forfeiture of the Concession, under the terms set forth in clause 26.4.

          CLAUSE 25.4. The amounts of the fines provided for in this Chapter shall be adjusted annually by applying the GPI-DA, and the first adjustment shall take place one year after the signing of this Agreement.

CHAPTER XXVI  TERMINATION OF THE CONCESSION

          CLAUSE 26.1. The Concession Agreement shall be considered terminated in the event of the following:

          I Expiration of the concession period for the service granted hereby, in the event it has not been extended under the terms of this Agreement;

          II  Expropriation, in accordance with Art. 113 of Law No. 9,472 of
          1997;

          III Forfeiture, under the terms set forth in Article 114 of Law No. 9,472 of 1997 and in this Agreement;

          IV Amicable or judicial rescission, under the terms of Art. 115 of Law No. 9,472 of 1997; and

          V   Annulment.

          (S) 1 Upon termination of the concession, the rights and duties pertaining to the provision of the conceded service shall revert to ANATEL, along with the assets referred to in clause 22.1, and the Concessionaire shall retain the right to the compensation provided for by law and within this Agreement.

          (S) 2 Following the termination of the concession, ANATEL shall undertake all necessary inventories, assessments and settlements within 180 (one hundred eighty) days of taking over the service granted hereby, except in the case of expiration of the agreement, in which case these steps are to be taken in advance by ANATEL.

          (S) 3 If the concession is terminated prior to its contractual expiration date, ANATEL may do the following, notwithstanding other suitable measures:

          I Make temporary use of fixed and intangible assets, and avail itself of the personnel required to continue providing the service granted hereby; and

          II Maintain the Contracts signed between the Concessionaire and third parties for the duration and under the terms initially agreed upon.

          CLAUSE 26.2. Reversion upon the expiration of the Agreement shall be carried out without compensation, except under the circumstances provided for in clause 22.3.

          CLAUSE 26.3. Under the terms of Art. 113 of Law No. 9,472 of 1997, expropriation is understood to be the repossession of the service by ANATEL during the concession period, due to extraordinary motives of public interest, by way of a specific authorizing law and subsequent to the payment of compensation.

          CLAUSE 26.4. In the circumstances listed below, the forfeiture of this Agreement may be declared by an act of the Board of Directors of ANATEL, preceded by administrative proceedings which guarantee the Concessionaire an ample defense:

          I Transfer of corporate control, spin-offs, mergers or transformation of the Concessionaire, as well as raising or lowering its capital stock without the prior approval of ANATEL;

          II  Improper assignment of the Agreement;

          III Failure to fulfill a commitment to an assignment, as referred to in clause 18.1 of this Agreement and Art. 87 of Law No. 9,472 of 1997;

          IV  Bankruptcy or dissolution of the Concessionaire;

          V Noncompliance with insurance coverage requirements, in violation of the obligations provided for in clause 23.1, which, in the judgment of ANATEL, cannot be dealt with through intervention; and

          VI The occurrence, under the terms of Art. 114, paragraph IV of Law No. 9,472 of 1997, of any of the situations stipulated by clause 28.1, and in which intervention, in the judgment of ANATEL would be inappropriate, ineffective or even unjustly favorable to the Concessionaire.

          (S) 1 Intervention shall be judged unnecessary in the event the demand for the service which is the subject matter of the concession may be met, through authorization, by other providers in a regular and immediate fashion.

          (S) 2 Declaring forfeiture shall not preclude the application of appropriate penalties, under the terms of this Agreement, for infractions committed by the Concessionaire, nor shall it prejudice the right to compensation defined under the terms of the following Chapter.

          CLAUSE 26.5. The Concessionaire shall be entitled to contractual, judicial or amicable rescission in the event that, due to acts or omissions of government authorities, the execution of the Agreement becomes excessively onerous, under the terms of Art. 115 of Law No. 9,472 of 1997.

          SOLE PARAGRAPH The introduction or increase of competition among the various providers of the service which is the subject matter of the concession does not constitute a motive for the rescission of the Agreement, since the Concessionaire clearly takes this concession with the knowledge that it will be carrying out its activities without any kind of reserved or exclusive market.

          CLAUSE 26.6. Annulment shall be decreed by ANATEL in the event that irremediable and serious irregularities are discovered in this Agreement.

CHAPTER XXVII - COMPENSATION

          CLAUSE 27.1. For the purposes of calculating compensation owed by ANATEL to the Concessionaire, in the cases expressly provided for in this Agreement, the following shall be observed:

          I Expiration of the contract term: No compensation shall be due, unless it is proved that the absence of payment results in the unjustified enrichment of the government through the reversion of assets which have not been completely amortized, in accordance with the provisions of clause 22.3;

          II Expropriation: In keeping with the provisions of Art. 113 of Law No. 9,472 of 1997, compensation, which shall be paid prior to expropriation, must correspond to the value of the assets which are reverting to the granting authority, minus depreciation;

          III Forfeiture: Independently of the application of penalties and the indemnification of damage resulting from breach of contract, under the terms of the Agreement, the Concessionaire may only claim compensation if it is proved that the government will be unjustly enriched through the reversion of assets that have not been completely amortized or depreciated, after deducting the value of the damage incurred and of imposed fines, in addition to any unmet financial obligations;

          IV Amicable or judicial rescission: No compensation shall be due, unless otherwise determined by a court ruling; and

          V Annulment: Compensation shall only be due if it is proved that the Concessionaire did not act illegally, and such compensation shall correspond solely to the actual value of the assets which revert to the government, calculated on the date the annulment is decreed, on the condition that said assets have not yet been fully amortized.

          (S) 1 The temporary amount to be advanced by ANATEL in cases of expropriation shall be calculated in the manner prescribed by the specific authorizing legislation.

          (S) 2 In the event that forfeiture is brought about through the demonstrated fault of the Concessionaire, it shall also occasion:

          a) retention of the credits stemming from the Agreement, including the appropriation of revenue from the payments made by users of the service;

          b)  liability for prejudice caused to the government and to the users;

          c) the levying of fines under the terms provided for in this Agreement and current legislation; and

          d)  loss of the insurance guarantee provided for in clause 23.1.

          (S) 3 Except in cases of expropriation, the appropriate compensation for other instances of termination of the Agreement shall be calculated under the terms of this chapter and divided into installments equal to the number of months the concession would have been in effect. The first installment shall be paid one year after the termination of the Agreement.

          (S) 4 The responsibility for paying the various types of compensation may be transferred by ANATEL to the provider that takes over the operation of the service granted hereby from the Concessionaire. However, ANATEL shall reassume the payment obligation in the event the new provider is more than 90 (ninety) days behind in its payments.

CHAPTER XXVIII   INTERVENTION

          CLAUSE 28.1. In the event the continuity and security of the service granted hereby is jeopardized through the fault of the Concessionaire, especially in the situations indicated below, then ANATEL, at its discretion and in the public interest, may decree its intervention in the affairs of the Concessionaire by way of a specific and justified act of its Board of Directors.

          I Unjustified paralysis of the service granted hereby, that being the interruption of service under circumstances not anticipated by this Agreement, and which are not attributed to causes which ANATEL considers justifiable;

          II   Inadequacy or repeated insufficiencies of the service provided, characterized by noncompliance with the quality parameters provided for in this Agreement and by regulation, even after warnings issued by ANATEL to rectify the situation by a certain deadline;

          III Poor administrative practices that jeopardize the continuity of the service granted hereby;

          IV Recurrence of violations defined as serious under the terms of clause 25.1 above;

          V Non-fulfillment of universal service objectives, that being the unjustified failure to comply with the timetable for implementing the universal service requirements of this Agreement;

          VI Unjustified withholding of interconnection, understood as refusing, delaying or postponing the negotiation or implementation of a connection to its network, at the request of another service provider, and in compliance with the terms of interconnection determined by ANATEL;

          VII Violation of economic order, characterized by unfair trade practices; and

          VIII Failure to provide reports to ANATEL, or obstruction of inspection activities, which may presuppose the occurrence of any of the events anticipated in the previous paragraphs.

          CLAUSE 28.2. The intervention decree must state the timeframe, motives, goals and scope, in addition to designating the intervening party.

          SOLE PARAGRAPH The duration and scope of the intervention must be compatible with and in proportion to the cause for the intervention.

          CLAUSE 28.3. The intervention shall be preceded by administrative proceedings initiated by ANATEL, during which the full rights of defense of the Concessionaire shall be guaranteed.

          SOLE PARAGRAPH If immediate intervention is indispensable, it may be decreed as a precaution by ANATEL, without a prior declaration by the Concessionaire, in which case the proceedings must be initiated immediately as of the date of the decree, and concluded within one hundred eighty days, during which time the Concessionaire may exercise its full rights of defense.

          CLAUSE 28.4. The intervention decree shall neither affect the regular course of business of the Concessionaire, nor its normal functioning. It shall, however, occasion the immediate dismissal of its management.

          CLAUSE 28.5. The function of temporary administrator may fall to an executive of ANATEL, a specifically appointed person, collegial body or a company, and the Concessionaire shall assume the cost of remuneration.

          (S) 1 ANATEL may have recourse the intervening party to act on its behalf.

          (S) 2 The temporary administrator shall issue reports and be responsible for its acts.

          (S) 3 For acts of alienation and disposal of the assets of the Concessionaire, the temporary administrator requires the prior authorization of ANATEL.

          CLAUSE 28.6. Intervention shall not be decreed if ANATEL deems it unnecessary.

          SOLE PARAGRAPH Intervention shall be deemed unnecessary under the circumstances set forth in (S) 1 of clause 26.4 above, as well as under those provided for in Art. 114, paragraph IV of Law No. 9,472 of 1997.

CHAPTER XXIX  ADMINISTRATIVE EXPROPRIATIONS AND IMPOSITIONS

          CLAUSE 29.1. In the event public easements or expropriations need to be carried out in order to implement, provide or update the service granted hereby, such tasks shall be handled entirely by the Concessionaire, and ANATEL must submit proposals to the President of the Republic requesting the issuance of declarations of public interest.

CHAPTER XXX   ARBITRATION

          CLAUSE 30.1. Any disputes that may arise over the application and interpretation of the terms of the concession shall be resolved by ANATEL through the exercise of its function as a regulatory body, in accordance with the provisions of Articles 8 and 19 of Law No. 9,472 of 1997. The Concessionaire may only evoke the arbitration proceeding provided for in this Chapter if it disagrees with a ruling by ANATEL on the following topics:

          I Infringement of the right of the Concessionaire to protect its economic situation, as set forth in Chapter XII;

          II  Rate revision, as provided for in Chapter XII; and

          III Compensation owed upon the termination of this Agreement, including reverted assets.

          SOLE PARAGRAPH The submission of any issue to arbitration does not exempt ANATEL and the Concessionaire from the obligation to comply fully with this Agreement, nor does it permit the interruption of the activities associated with the concession.

          CLAUSE 30.2. Arbitration proceedings shall be initiated when one party sends notice to the other, requesting the establishment of the Arbitration Tribunal provided for in this Chapter, and detailing the issue which is the topic of controversy.

          SOLE PARAGRAPH ANATEL may reject the establishment of the Arbitration Tribunal if it can justifiably demonstrate that the dispute is not included in the list of topics provided for in clause 30.1.

          CLAUSE 30.3 The Arbitration Tribunal shall be composed of 5 (five) members, appointed as follows:

          I 2 (two) members, and their respective alternates, chosen by the Board of Directors of ANATEL from among specialists in the areas pertaining to the disputed matter, and who are not ANATEL employees. At least one of them, who shall preside over the proceedings, shall have specific knowledge of the legal regulation of telecommunications;

          II   2 (two) members, and their respective alternates, chosen by the
          Concessionaire, from among specialists in the areas pertaining to the disputed matter, and who are not ANATEL employees. At least one of them shall have specific knowledge of the legal regulation of telecommunications; and

          III   1 (one) member, and his or her respective alternate, chosen by the members referred to in the preceding paragraphs.

          (S) 1 The Arbitration Tribunal may be assisted by whatever technical experts it finds suitable to appoint.

          (S) 2 The Tribunal shall be considered constituted on the date when all arbitrators accept their appointments and notify both parties of their acceptance.

          (S) 3 The Tribunal shall adjudicate on the basis of established law, and its rulings shall have cogent force, independent of judicial homologation.

          CLAUSE 30.4 If it has not been rejected by ANATEL, or if such arguments have been overcome, the Proceedings dealt with in this Chapter shall be initiated, and the following procedures shall be observed:

          I The parties shall have 10 (ten) days as of receiving the notice discussed at the beginning of the preceding clause in which to choose the members of the Arbitration Tribunal, which shall be established as soon as all of its members demonstrated their accepted;

          II In the event one of the parties fails to act, or offers resistance to the establishment of the Arbitration Tribunal, the other party may avail itself of the right provided for in Art. 7 of Law No. 9,307 of September 23, 1996;

          III Once the Arbitration Tribunal has been established, the parties shall each have 25 (twenty-five) days to present their arguments concerning the disputed matter and may use this opportunity to present reports, surveys, and opinions, as well as any other documents or information which they feel are relevant in supporting their position;

          IV Once the briefs have been presented, the Tribunal shall analyze the arguments and may, at the request of one of its members, order the elaboration of reports, surveys or opinions, and request information or documents from the parties. In addition, the Tribunal may make any other investigation or take any other measures it deems necessary to obtain optimal information about the disputed matter;

          V During the gathering of the items referred to in the preceding paragraph, the parties shall always be permitted to make and refute arguments in keeping with the principles of informality, consensus and celerity which shall govern the proceeding;

          VI Once the preliminary fact-finding period has been declared closed, the parties shall be granted a common 15 (fifteen) day period in which to present their closing arguments;

          VII Once the period mentioned above has elapsed, regardless of the presentation of the final arguments, the Tribunal shall issue its ruling within 30 (thirty) days;

          VIII The ruling of the Arbitration Tribunal may not be appealed, except for petitions for reconsideration, which are only suitable in cases when a ruling is approved with a mere one-vote majority; and

          IX Invalidation of arbitration proceedings shall only be allowed under the circumstances provided for in Art. 32 of Law No. 9,307/96.

          SOLE PARAGRAPH The expense of the arbitration process, including the cost of reports, opinions and surveys, as well as the fees of the Tribunal members, shall either be charged to the Concessionaire or to ANATEL, depending upon the ruling of the Arbitration Tribunal.

CHAPTER XXXI  APPLICABLE LEGAL SYSTEM

          CLAUSE 31.1. Without prejudice to the norms inherent in the Brazilian legal system, this concession is governed by Law No. 9,472 of July 16, 1997 and by the regulations resulting therefrom, particularly those issued by Executive Authority in accordance with the provisions of Art. 18 of the above-mentioned Law, and they always take precedence over conflicting standards.

          CLAUSE 31.2. When providing the service conceded herein, national telecommunications policy and the regulations of ANATEL must be observed and considered an integral part of this Agreement, particularly the following related documents:

          I  General Concession Plan;

          II  General Plan on Universal Service;

          III  General Plan on Quality;

          IV  General Regulations for Telecommunications Services;

          V  Regulations for Switched, Fixed-line Telephone Service;

          VI  General Regulations for Interconnection;

          VII  Numbering Regulations for Switched, Fixed-line Telephone Service;

          VIII  Numbering Administration Regulations; and

          IX Regulations for Compensation for Network Usage of Providers of Switched, Fixed-line Telephone Service.

          CLAUSE 31.3. When interpreting the standards and provisions contained within this Agreement, general rules of interpretation and the standards and principles of Law No. 9, 472 of 1997 must be taken into account, in addition to the documents referred to in the preceding item.

CHAPTER XXXII - VENUE

          CLAUSE 32.1. In order to resolve disputes stemming from this Agreement which cannot be resolved through the dispute-resolution process in Chapter XXX Arbitration, the Federal District Court of Brasilia (Foro da Secao Judiciaria da Justica Federal de Brasilia, Distrito Federal) shall have competent jurisdiction.

CHAPTER XXXIII  FINAL AND GENERAL PROVISIONS

          CLAUSE 33.1. The Agreement signed herewith shall enter into force as soon as its abstract is published in the official government daily journal (Diario Oficial da Uniao).

          SOLE PARAGRAPH The Concessionaire shall have 6 (six) months as of the publication of the regulations referred to in clause 31.2, which are expected to have been completely published by December 31, 1998, before being required to comply fully with the obligations set forth in this Agreement.

          In order to signify their full acceptance of the provisions and terms of this Agreement, the parties hereby execute it in triplicate, before witnesses who also execute it, in order that this Agreement take legal and judicial effect.

Brasilia, May 26, 1998.

ANATEL:

__________________________

__________________________

Concessionaire:

__________________________

__________________________

Witnesses:

__________________________
Name:

ID:

__________________________

Name:

ID:

                                    ANNEX 1

              CLASSIFICATION OF REVERTIBLE ASSETS USED TO PROVIDE

                 LOCAL, SWITCHED, FIXED-LINE TELEPHONE SERVICE

a) Infrastructure and equipment used for switching and transmission, including public terminals;

b)  Infrastructure and equipment used in the external network;

c)  Infrastructure and equipment used for energy and air conditioning;

d)  Infrastructure and equipment used by the Assistance and Service Centers;

e)  Infrastructure and equipment used in operations support systems;

f)  Other items required to provide the service.

                                    ANNEX 2

                          UNIVERSAL SERVICE OBJECTIVES

Universal service objectives are established by the General Plan on Universal Service, and also include the following:

1.  Full individual access lines installed in the sector provided for in clause
2.1 of this Agreement:

a)  by 12/31/1999
b)  by 12/31/2000
c)  by 12/31/2001

2. Installing public telephones in the sector provided for in clause 2.1 of this Agreement:

d)  by 12/31/1999
e)  by 12/31/2000
f)  by 12/31/2001

                                    ANNEX 3

                            BASIC LOCAL SERVICE PLAN

1  GENERAL

1.1 - The Basic Local Service Plan is governed by the administrative rulings cited in this annex, by other regulations in effect and any succeeding regulations.

1.2 - The rates presented are maximums, net of payroll and income taxes.

2  ACCESS TO SWITCHED, FIXED-LINE TELEPHONE SERVICE ("SFTS")

2.1 - For access to Switched, Fixed-line Telephone Service (SFTS), the service provider may charge an Installation Fee of no more than R$80.00 (eighty Brazilian reais), as established by Administrative Decree No. 508 of 10/16/97, issued by the Ministry of Communications.

2.2 - In order to maintain access rights, service providers are authorized to collect subscription fees, using the table below, in accordance with Administrative Decrees Nos. 217 and 226, both dated April 3, 1997 and issued by the Ministry of Communications.

       CLASS OF SUBSCRIBER                  PRICE (IN R$)
----------------------------------------------------------------
           Residential                    10.00 (ten reais)
----------------------------------------------------------------
          Nonresidential                15.00 (fifteen reais)
----------------------------------------------------------------
            CPCT Trunk                  20.00 (twenty reais)
----------------------------------------------------------------

2.2.1 - A Local SFTS subscription includes a 90-pulse base rate.

2.3 - Subscribers may be charged for changes of address, with a maximum charge of R$62.40 (sixty-two reais and forty centavos).

3 - USE OF SFTS

3.1 - LOCAL SFTS

3.1.1 - Local SFTS is regulated by Administrative Decree No. 216 of 9/18/91, issued by the National Secretary of Communications, subsequently updated by Administrative Decree No. 218 of April 3, 1997, issued by the Ministry of Communications, which stipulates the rate-setting procedures for local calls using the Public Telephone Service.

3.1.2 - Rates for Local SFTS shall be calculated using:

a) The Karlsson Increment method or KA-240 (multiple measurement), whereby billed amounts are calculated by applying a billing unit (a pulse) for each successfully connected call, as well as additional units every 240 seconds. The first billing charge occurs a random amount of time after the initiation of the call.

b) The Simple Measurement Method, whereby billed amounts are calculated by applying a billing unit (a pulse) for each successfully completed call, regardless of call length.

                            DAY                                          MEASUREMENT SYSTEM
-------------------------------------------------------------------------------------------------------
Monday  Friday, 6:00 a.m.-Midnight                            Multiple Measurement (KA 240)
-------------------------------------------------------------------------------------------------------
Monday  Friday, Midnight-6 a.m.                               Simple Measurement
-------------------------------------------------------------------------------------------------------
Saturday, 6 a.m.-2 p.m.                                       Multiple Measurement (KA 240)
-------------------------------------------------------------------------------------------------------
Saturday, Midnight-6 a.m. and 2 p.m.-Midnight                 Simple Measurement
-------------------------------------------------------------------------------------------------------
Sundays and Holidays: 24 hours                                Simple Measurement
-------------------------------------------------------------------------------------------------------

3.1.3 - The billing unit of Local SFTS is the Pulse, the mean value of which, as determined by Administrative Decree No. 226 of April 3, 1997, issued by the Ministry of Communications, is R$0.058.

3.1.4 - In the case of Local Collect Calls, the billing principles of Domestic Long-Distance SFTS may be applied with regard to Degree 1 of the Billing Degree Table used for Domestic Long-Distance SFTS, as stipulated by Administrative Decree No. 218 of April 3, 1997, issued by the Ministry of Communications.

3.1.5 - In the case of local calls originating from public telephones, the time-based measurement shall be adopted, in which case a synchronized billing unit is involved. The first unit is counted upon completion of the call, in what is called the Pure Karlsson method, as set forth in Administrative Decree No. 216 of 9/18/91, issued by the National Secretary of Communications, with an interval of 120 seconds between each billing unit, as provided for by Administrative Decree No. 218 of April 3, 1997, issued by the Ministry of Communications.

3.1.6 - The unitary value of the local phone token/phone card is R$0.043, as determined by Administrative Decree No. 226, of April 3, 1997, issued by the Ministry of Communications.

3.2  MOBILE CELLULAR SERVICE

3.2.1 - The billing criteria and procedures for calls using Mobile Cellular Service are regulated by Standard No. 23/96, approved by Administrative Decree No. 1536, of November 4, 1996, issued by the Ministry of Communications.

3.2.2 - The billing unit is one tenth of a minute (i.e., six seconds).

3.2.3 - The minimum billed increment is 30 (thirty) seconds.

3.2.4 - Administrative Decree No. 2503 of 12/20/96, issued by the Ministry of Communications, established the maximum amounts of per-minute rates, as shown in the table below:

   Mobile Cellular Service Areas              Normal Rate           Reduced Rate
---------------------------------------------------------------------------------
                                                 VC-1                   VC-1
                                                 (R$)                   (R$)
---------------------------------------------------------------------------------
                 1                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 2                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 3                               0.28000                  0.19600
---------------------------------------------------------------------------------
                 4                               0.28000                  0.19600
---------------------------------------------------------------------------------
                 5                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 6                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 7                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 8                               0.27000                  0.18900
---------------------------------------------------------------------------------
                 9                               0.26000                  0.18200
---------------------------------------------------------------------------------
                 10                              0.26000                  0.18200
---------------------------------------------------------------------------------

3.2.5 - The reduced rate for Mobile Cellular Service-bound calls shall apply Monday to Saturday from midnight to 7 a.m. and from 9 p.m. to midnight, and all day long on Sundays and holidays, as provided for in Standard No. 23/96, approved by Administrative Decree No. 1536 of November 4, 1996, issued by the Ministry of Communications.